Exhibit 99.1

www.lilly.com	Eli Lilly and Company Lilly Corporate Center Indianapolis, Indiana 46285 U.S.A.

Date: July 21, 2011

For Release: Immediately

Refer to:    (317) 276-5795 – Mark E. Taylor (Media)

 (317) 655-6874 – Philip Johnson (Investors)

Lilly Reports Second-Quarter 2011 Results

•	Second-quarter 2011 revenue grew 9 percent to $6.253 billion due to increased demand and favorable exchange rates.

•	Q2 expense growth driven primarily by marketing efforts to support new launches, restructuring charge and exchange rates.

•	R&D investments support clinical pipeline of 70 potential new medicines.

•	Company delivered second quarter earnings per share of $1.07 (reported), or $1.18 (non-GAAP).

•	2011 earnings per share guidance range revised to $3.85 - $3.95 (reported), or $4.25 - $4.35 (non-GAAP).

Eli Lilly and Company (NYSE: LLY) today announced financial results for the second quarter of 2011.

$ in millions, except per share data	Second Quarter		%
	2011	2010	Growth
Total Revenue – Reported	$6,252.8	$5,748.7	9%
Net Income – Reported	1,197.3	1,348.9	(11)%
EPS – Reported	1.07	1.22	(12)%

Net Income – non-GAAP	1,315.9	1,366.9	(4)%
EPS – non-GAAP	1.18	1.24	(5)%

Financial results for 2011 and 2010 are presented on both a reported and a non-GAAP basis. Reported results were prepared in accordance with generally accepted accounting principles (GAAP) and include all revenue and expenses recognized during the period. Non-GAAP results exclude the items described in the reconciliation tables. The non-GAAP results are presented in order to provide additional insights into the underlying trends in the company’s business. The company’s 2011 financial guidance is also being provided on both a reported and a non-GAAP basis.

“In the second quarter, Lilly once again achieved solid volume-driven revenue growth, despite the negative impact of generic versions of gemcitabine in the United States. Our financial results reflect the solid performance of many of our marketed products, as well as important investments we are making to expand our commercial opportunities and deliver the next wave of potential new medicines to patients,” said John C. Lechleiter, Ph.D., Lilly’s chairman, president and chief executive officer. “Key Lilly products continue to perform well, including Cymbalta, Cialis and our insulins. Exchange rates have also contributed to favorable sales comparisons. At the same time, we are investing for the company’s future by supporting the launches of new medicines and new indications, as well as funding our R&D pipeline, which now boasts 70 potential new medicines in clinical development.”

Key Events Over the Last Three Months

•

The U.S. Food and Drug Administration (FDA) approved Tradjenta™ (linagliptin), a prescription medication used along with diet and exercise to lower blood sugar in adults with type 2 diabetes. The company, along with its partner Boehringer Ingelheim, recently launched Tradjenta in the United States. Linagliptin was also approved in Japan, Mexico and Brazil and received a positive opinion from the European Medicines Agency's Committee for Medicinal Products for Human Use (CHMP).

•

The European Commission granted marketing authorization to Bydureon™, the first once-weekly treatment for type 2 diabetes. The company is developing Bydureon along with its partners, Amylin Pharmaceuticals and Alkermes, Inc.

•	The company filed for a new indication with the FDA for Erbitux® in first-line non-small cell lung cancer.

•

The U.S. District Court for the Southern District of Indiana issued an order that prohibits the remaining defendants in the Cymbalta® patent litigation from selling a generic duloxetine product in the United States during the term of the Cymbalta compound patent. The patent provides protection for Cymbalta until at least June of 2013.

•

The company signed agreements with private investors Care Capital and NovaQuest Capital to establish BioCritica Inc., a newly-formed and privately-held biotechnology company. BioCritica, based in Indiana, will focus initially on the continued development and commercialization of Xigris® in the United States.

•

The company completed the acquisition of the animal health business of Janssen Pharmaceutica NV, a Johnson & Johnson Company, after gaining final approval from the European Commission. Terms of the deal were not disclosed.

•

On June 30, 2011 the company held a meeting with the investment community where it outlined its corporate strategy, reviewed its operational performance, discussed potential medicines in its clinical pipeline and reaffirmed its mid-term financial outlook. A press release summarizing the highlights of the meeting can be found on the company’s website, www.lilly.com, or at the following link.

Second-Quarter Reported Results

In the second quarter of 2011, worldwide total revenue was $6.253 billion, an increase of 9 percent compared with the second quarter of 2010. This 9 percent revenue growth was comprised of increases of 5 percent in volume and 4 percent due to the impact of foreign exchange rates. Reflecting the loss of U.S. patent exclusivity for Gemzar® in November 2010, price had a negligible impact on revenue growth. Total revenue in the U.S. increased 3 percent to $3.346 billion primarily due to increased volume, and, to a lesser extent, higher prices. Total revenue outside the U.S. increased 17 percent to $2.906 billion due to increased volume and the positive impact of foreign exchange rates. Second-quarter 2011 total revenue was reduced by approximately $110 million due to the impact of U.S. health care reform.

Gross margin increased 6 percent in the second quarter of 2011. Gross margin as a percent of total revenue was 80.4 percent, reflecting a decrease of 1.8 percentage points compared with the second quarter of 2010. The decrease in gross margin percent was due to the impact of changes in foreign currencies compared to the U.S. dollar on international inventories sold during the quarter.

Total operating expense, defined as the sum of research and development, marketing, selling and administrative expenses, increased 12 percent compared with the second quarter of 2010. Marketing, selling and administrative expenses increased 16 percent to $2.043 billion. Research and development expenses increased 6 percent to $1.261 billion, or 20.2 percent of total revenue. Total operating expense growth was driven by the recently-announced diabetes collaboration with

Boehringer Ingelheim, including late-stage clinical trial costs, as well as the effect of foreign exchange rates and marketing efforts to support launches of new products and new indications. In addition, approximately $45 million of the increase in operating expense was due to the mandatory pharmaceutical manufacturers fee associated with U.S. health care reform.

In the second quarter of 2011, the company recognized a charge of $132.3 million for restructuring related to severance costs from previously announced strategic actions that the company is taking to reduce its cost structure and global workforce. In the second quarter of 2010, the company recognized restructuring charges of $27.3 million, primarily related to the previously announced strategic actions.

Operating income in the second quarter of 2011 was $1.589 billion, a decrease of 9 percent compared to the second quarter of 2010, due primarily to increased marketing, selling and administrative expenses, lower gross margin percent and higher restructuring charges.

Other income (expense) was a net expense of $57.6 million, compared to net expense of $18.4 million in the second quarter of 2010. The increase in second quarter 2011 expense was driven by the partial impairment of the acquired in-process research and development asset related to liprotamase, partially offset by gains on the disposition of investment securities.

The effective tax rate was 21.8 percent in the second quarter of 2011, compared with an effective tax rate of 22.3 percent in the second quarter of 2010. This decrease was driven primarily by the lapse of the U.S. R&D tax credit, which resulted in an increase in the 2010 effective tax rate. The lower tax rate for the second quarter of 2011 reflects reinstatement of the U.S. R&D tax credit for 2010 and 2011 during the fourth quarter of 2010.

Net income and earnings per share decreased to $1.197 billion and $1.07, respectively, compared with second-quarter 2010 net income of $1.349 billion and earnings per share of $1.22. The decreases in net income and earnings per share were primarily driven by lower operating income, partially offset by a lower effective tax rate.

Second-Quarter 2011 non-GAAP Results

Operating income decreased 3 percent to $1.721 billion, due to increased marketing, selling and administrative expenses and a lower gross margin percent. Net income decreased 4 percent to $1.316 billion, while earnings per share decreased 5 percent to $1.18. These decreases were primarily driven by lower operating income, partially offset by a lower net effective tax rate. Excluding the impact of changes in foreign exchange rates, earnings per share would have decreased approximately 4 percent.

For purposes of non-GAAP reporting, items totaling $.11 and $.02 per share in the second quarters of 2011 and 2010, respectively, have been excluded. For further detail, see the reconciliation below as well as the footnotes to the non-GAAP income statement later in this press release.

	Second Quarter
	2011	2010	% Growth
Earnings per share (reported)	$1.07	$1.22	(12)%
Restructuring charges	.11	.02

Earnings per share (non-GAAP)	$1.18	$1.24	(5)%

Year-to-Date Results

For the first six months of 2011, worldwide total revenue was $12.092 billion, an increase of 8 percent compared with the same period in 2010. Reported net income and earnings per share were $2.253 billion and $2.02, respectively. Net income and earnings per share, on a non-GAAP basis, were $2.691 billion and $2.42, respectively.

For purposes of non-GAAP reporting, items totaling $.40 per share for the first six months of 2011 and $.06 per share for the first six months of 2010 have been excluded. For further detail, see the reconciliation below as well as the footnotes to the non-GAAP income statement later in this press release.

	Year-to-date
	2011	2010	% Growth
Earnings per share (reported)	$2.02	$2.35	(14)%
In-process research and development charges associated with Boehringer Ingelheim collaboration (2011) and Acrux licensing agreement (2010)	.23	.03
Restructuring charges	.17	.03

Earnings per share (non-GAAP)	$2.42	$2.41	0%

U.S. Health Care Reform Impact

U.S. health care reform reduced earnings per share in the second quarters of 2011 and 2010 by approximately $.12 and $.05 per share, respectively, on both a reported and non-GAAP basis. U.S. health care reform reduced earnings per share in the first six months of 2011 and 2010 by approximately $.22 and $.17 per share, respectively, on both a reported and non-GAAP basis. For the first six months of 2011, U.S. health care reform reduced revenue by approximately $200 million due to higher rebates and subsidies, and increased administrative expenses by approximately $90 million related to the mandatory pharmaceutical manufacturers fee. For the first six months of 2010, U.S. health care reform reduced revenue by approximately $130 million due to higher rebates, and increased tax expense by $85 million due to the imposition of tax on the prescription drug subsidy of the company’s retiree health plan.

Revenue Highlights – Reported

(Dollars in millions)	Second Quarter		% Change Over/ (Under)	Year-to-Date		% Change Over/ (Under)
	2011	2010	2010	2011	2010	2010
Zyprexa®	$1,408.3	$1,262.9	12%	$2,690.1	$2,477.9	9%
Cymbalta	1,003.4	867.7	16%	1,912.1	1,670.9	14%
Alimta®	613.4	551.8	11%	1,193.3	1,079.2	11%
Humalog®	586.9	504.6	16%	1,112.3	1,011.0	10%
Cialis®	477.2	418.7	14%	911.6	827.0	10%
Humulin®	311.8	265.2	18%	601.7	523.0	15%
Evista®	263.5	259.5	2%	529.6	501.1	6%
Forteo®	231.0	209.6	10%	447.0	404.1	11%
Strattera®	157.7	147.1	7%	296.4	293.5	1%
Gemzar	112.4	293.4	(62)%	268.5	581.2	(54)%
Animal Health	389.5	324.2	20%	759.3	613.8	24%
Total Revenue	$6,252.8	$5,748.7	9%	$12,092.0	$11,234.2	8%

Zyprexa

In the second quarter of 2011, Zyprexa sales totaled $1.408 billion, an increase of 12 percent compared with the second quarter of 2010. U.S. sales of Zyprexa increased 11 percent to $711.2 million, driven by higher prices. Zyprexa sales in international markets increased 12 percent, to $697.1 million, driven primarily by the favorable impact of foreign exchange rates. The company will lose patent exclusivity for Zyprexa in the U.S. in October 2011 and in most of Europe in September 2011. While it is difficult to predict the precise timing and magnitude of the impact on Zyprexa sales, the company expects the introduction of generics to result in a rapid and severe decline in Zyprexa sales.

Cymbalta

For the second quarter of 2011, Cymbalta generated $1.003 billion in revenue, an increase of 16 percent compared with the second quarter of 2010. U.S. sales of Cymbalta increased 7 percent, to $758.4 million, driven by increased demand, and to a lesser extent, higher net effective selling prices. Sales outside the U.S. were $245.0 million, an increase of 53 percent, driven primarily by higher demand in international markets, the 2010 launch in Japan, and, to a lesser extent, the favorable impact of foreign exchange rates.

Alimta

For the second quarter of 2011, Alimta generated sales of $613.4 million, an increase of 11 percent compared with the second quarter of 2010. U.S. sales of Alimta decreased 1 percent, to $251.9 million, driven by decreased volume. Sales outside the U.S. increased 21 percent, to $361.5 million, due to increased demand, as well as the favorable impact of foreign exchange rates.

Humalog

For the second quarter of 2011, worldwide Humalog sales increased 16 percent, to $586.9 million. Sales in the U.S. increased 14 percent to $341.6 million, driven by increased demand and higher prices. Sales outside the U.S. increased 20 percent to $245.3 million, driven by higher demand and the favorable impact of foreign exchange rates.

Cialis

Cialis sales for the second quarter of 2011 increased 14 percent to $477.2 million. U.S. sales of Cialis were $180.3 million in the second quarter, a 9 percent increase compared with the second quarter of 2010, driven by increased demand and higher prices, partially offset by wholesaler buying patterns. Sales of Cialis outside the U.S. increased 17 percent, to $297.0 million, driven by the favorable impact of foreign exchange rates and increased demand.

Humulin

Worldwide Humulin sales increased 18 percent in the second quarter of 2011, to $311.8 million. U.S. sales increased 27 percent to $146.0 million, driven by increased demand for Humulin® ReliOn®, as well as higher prices for Humulin. Sales outside the U.S. increased 11 percent, to $165.8 million, driven by the favorable impact of foreign exchange rates and increased demand.

Evista

Evista sales were $263.5 million in the second quarter of 2011, a 2 percent increase compared with the second quarter of 2010. U.S. sales of Evista decreased 1 percent to $174.5 million, as a result of decreased demand, partially offset by higher prices. Sales outside the U.S. increased 6 percent to $89.0 million, driven by the favorable impact of foreign exchange rates.

Forteo

Second-quarter sales of Forteo were $231.0 million, a 10 percent increase compared with the second quarter of 2010. U.S. sales of Forteo decreased 16 percent to $110.2 million due to decreased demand. Sales outside the U.S. increased 55 percent, to $120.8 million, due primarily to increased demand resulting from the recent launch in Japan, and, to a lesser extent, the favorable impact of foreign exchange rates.

Strattera

During the second quarter of 2011, Strattera generated $157.7 million of sales, an increase of 7 percent compared with the second quarter of 2010. U.S. sales decreased 2 percent to $98.0 million, due to decreased demand. Sales outside the U.S. increased 28 percent, to $59.6 million, driven primarily by strong demand in international markets including Japan and, to a lesser extent the favorable impact of foreign exchange rates, partially offset by lower prices.

Gemzar

Gemzar sales totaled $112.4 million in the second quarter of 2011, a decrease of 62 percent from the second quarter of 2010. Sales in the U.S. decreased 91 percent, to $17.2 million, due to the impact of generic competition following the patent expiry in November 2010. Sales outside the U.S. decreased 8 percent, to $95.3 million, due to generic competition in most major markets.

Erbitux

Lilly recognizes net royalties received from its Erbitux collaboration partners and revenue from manufactured product sold to these partners. For the second quarter of 2011, Lilly recognized total revenue of $100.1 million for Erbitux, a decrease of 4 percent from the second quarter of 2010.

Byetta®

Lilly recognizes in revenue its 50 percent share of Byetta's gross margin in the U.S., 100 percent of Byetta sales outside the U.S., and its sales of Byetta pen delivery devices to its partner, Amylin Pharmaceuticals. For the second quarter of 2011, Lilly recognized total revenue of $103.9 million for Byetta, a decrease of 3 percent.

Worldwide sales of Byetta were $171.2 million in the second quarter of 2011, a 4 percent decrease compared with the second quarter of 2010, due to competitive pressures in the U.S. and European markets. U.S. sales of Byetta decreased 8 percent to $129.0 million compared with the second quarter of 2010, while sales of Byetta outside the U.S. increased 11 percent to $42.2 million.

Effient®

Effient sales were $71.7 million in the second quarter of 2011, up from $56.3 million in the first quarter of 2011. U.S. Effient sales were $52.0 million. Sales outside the U.S. were $19.8 million.

Animal Health

Worldwide sales of animal health products in the second quarter of 2011 were $389.5 million, an increase of 20 percent compared with the second quarter of 2010. U.S. sales grew 18 percent, to $218.3 million, due to increased demand for food animal products and the recent U.S. launch of TrifexisTM. Sales outside the U.S. increased 23 percent, to $171.2 million, driven by the impact of the acquisition of certain Pfizer animal health assets in Europe in the second quarter of 2010, increased demand, and the favorable impact of foreign exchange rates.

2011 Financial Guidance

The company has updated its 2011 financial guidance to reflect a number of factors, including continued strong volume growth in revenue, the appreciation of several foreign currencies versus the U.S. dollar, the prompt approvals of linagliptin in multiple markets and the partial impairment of the acquired in-process research and development asset related to liprotamase. As a result, the company has raised and narrowed its full-year 2011 non-GAAP earnings per share guidance to a range of $4.25 to $4.35 per share. On a reported basis, the company now expects full-year 2011 earnings per share to be in the range of $3.85 to $3.95. Earnings per share guidance excludes potential future restructuring charges.

2011 Earnings Per Share Expectations:

	2011 Expectations	2010 Results	% Growth
Earnings per share (reported)	$3.85 to $3.95	$4.58	(14)% to (16)%
In-process research and development charges associated with Boehringer Ingelheim collaboration (2011) and Acrux licensing agreement (2010)	.23	.03
Asset impairments and restructuring charges	.17	.13

Earnings per share (non-GAAP)	$4.25 to $4.35	$4.74	(8)% to (10)%

The company now expects total revenue to grow in the mid-single digits, an increase from the prior guidance of low-single digit growth. The company still anticipates that the impact of U.S. health care reform will lower 2011 revenue by $400 million to $500 million. 2011 revenue guidance assumes the company maintains its patent exclusivity for U.S. Strattera sales, and also assumes rapid and severe erosion of global Zyprexa sales after patent expirations in major markets, including the U.S. starting in October 2011, and the continued severe erosion of U.S. Gemzar sales. The company expects these reductions in revenue to be offset by sales growth of Alimta, Cialis, Cymbalta, Effient, Humalog and animal health products.

The company now anticipates that gross margin as a percent of revenue will decline between 2 and 3 percentage points.

Marketing, selling and administrative expenses are now projected to grow in the high-single digits and still include an estimated $150 million to $200 million in non-tax deductible expense for the mandatory pharmaceutical manufacturers fee associated with U.S. health care reform. Research and development expense growth is now projected to be in the low single digits.

Other income is now expected to be a net expense of between $100 million and $175 million.

The tax rate is still expected to be approximately 21 percent on a non-GAAP basis and approximately 20 percent on a reported basis.

Cash flows are still expected to be sufficient to fund capital expenditures that are now expected to be between $700 million and $800 million, as well as anticipated business development activity and the company’s dividend.

Webcast of Conference Call

As previously announced, investors and the general public can access a live webcast of the second-quarter 2011 financial results conference call through a link on Lilly's website at www.lilly.com. The conference call will be held today from 9:00 a.m. to 10:00 a.m. Eastern Daylight Time (EDT) and will be available for replay via the website through August 19, 2011.

Lilly, a leading innovation-driven corporation, is developing a growing portfolio of pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations. Headquartered in Indianapolis, Ind., Lilly provides answers – through medicines and information – for some of the world's most urgent medical needs. Additional information about Lilly is available at www.lilly.com; Lilly's clinical trial registry is available at www.lillytrials.com.

F-LLY

This press release contains forward-looking statements that are based on management's current expectations, but actual results may differ materially due to various factors. There are significant risks and uncertainties in pharmaceutical research and development. There can be no guarantees with respect to pipeline products that the products will receive the necessary clinical and manufacturing regulatory approvals or that they will prove to be commercially successful. Pharmaceutical products can develop unexpected safety or efficacy concerns. The company's results may also be affected by such factors as competitive developments affecting current products; market uptake of recently-launched products; the timing of anticipated regulatory approvals and launches of new products; regulatory actions regarding currently marketed products; issues with product supply; regulatory changes or other developments; regulatory compliance problems or government investigations; patent disputes; changes in patent law or regulations related to data-package exclusivity; other litigation involving current or future products; the impact of governmental actions regarding pricing, importation, and reimbursement for pharmaceuticals, including U.S. health care reform; changes in tax law; asset impairments and restructuring charges; acquisitions and business development transactions; and the impact of exchange rates and global macroeconomic conditions. For additional information about the factors that affect the company's business, please see the company's latest Form 10-Q and Form 10-K filed with the U.S. Securities and Exchange Commission. The company undertakes no duty to update forward-looking statements.

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Alimta® (pemetrexed, Lilly)

Byetta® (exenatide injection, Amylin Pharmaceuticals)

Bydureon™ (exenatide for extended-release injectable suspension, Amylin Pharmaceuticals)

Cialis® (tadalafil, Lilly)

Cymbalta® (duloxetine hydrochloride, Lilly)

Effient® (prasugrel, Lilly)

Erbitux® (cetuximab, ImClone Systems, Lilly)

Evista® (raloxifene hydrochloride, Lilly)

Forteo® (teriparatide of recombinant DNA origin injection, Lilly)

Gemzar® (gemcitabine hydrochloride, Lilly)

Humalog® (insulin lispro injection of recombinant DNA origin, Lilly)

Humulin® (human insulin of recombinant DNA origin, Lilly)

Strattera® (atomoxetine hydrochloride, Lilly)

TradjentaTM (linagliptin, Boehringer Ingelheim)

Trifexis™ (spinosad + milbemycin oxime, Lilly)

Xigris® (drotrecogin alfa (activated)), Lilly)

Zyprexa® (olanzapine, Lilly)

Eli Lilly and Company Employment Information

	June 30, 2011	December 31, 2010

Worldwide Employees	38,065	38,350

Eli Lilly and Company

Operating Results (Unaudited) – REPORTED

(Dollars in millions, except per share data)

	Three Months Ended June 30			Six Months Ended June 30
	2011	2010	% Chg.	2011	2010	% Chg.
Total Revenue	$6,252.8	$5,748.7	9%	$12,092.0	$11,234.2	8%
Cost of sales	1,228.0	1,023.9	20%	2,408.1	2,146.4	12%
Research and development	1,260.6	1,187.2	6%	2,384.6	2,226.3	7%
Marketing, selling and administrative	2,043.0	1,755.4	16%	3,828.7	3,369.8	14%
Acquired in-process research and development	—	—	NM	388.0	50.0	NM
Asset impairments, restructuring and other special charges	132.3	27.3	NM	208.6	53.5	NM

Operating income	1,588.9	1,754.9	(9)%	2,874.0	3,388.2	(15)%
Net interest income (expense)	(27.3)	(36.5)		(57.6)	(73.5)
Net other income (expense)	(30.3)	18.1		(11.2)	129.6

Other income (expense)	(57.6)	(18.4)	NM	(68.8)	56.1	NM
Income before income taxes	1,531.3	1,736.5	(12)%	2,805.2	3,444.3	(19)%
Income taxes	334.0	387.6	(14)%	552.0	847.3	(35)%

Net income	$1,197.3	$1,348.9	(11)%	$2,253.2	$2,597.0	(13)%

Earnings per share – basic and diluted	$1.07	$1.22	(12)%	$2.02	$2.35	(14)%

Dividends paid per share	$.49	$.49	0%	$.98	$.98	0%
Weighted-average shares outstanding (thousands) – basic	1,113,933	1,103,782		1,112,960	1,103,817
Weighted-average shares outstanding (thousands) – diluted	1,113,957	1,103,807		1,112,983	1,103,843

Eli Lilly and Company

Operating Results (Unaudited) – Non-GAAP

(Dollars in millions, except per share data)

	Three Months Ended June 30			Six Months Ended June 30
	2011(a)	2010(b)	% Chg.	2011(a)	2010(b)	% Chg.
Total Revenue	$6,252.8	$5,748.7	9%	$12,092.0	$11,234.2	8%
Cost of sales	1,228.0	1,023.9	20%	2,408.1	2,146.4	12%
Research and development	1,260.6	1,187.2	6%	2,384.6	2,226.3	7%
Marketing, selling and administrative	2,043.0	1,755.4	16%	3,828.7	3,369.8	14%

Operating income	1,721.2	1,782.2	(3)%	3,470.6	3,491.7	(1)%
Net interest income (expense)	(27.3)	(36.5)		(57.6)	(73.5)
Net other income (expense)	(30.3)	18.1		(11.2)	129.6

Other income (expense)	(57.6)	(18.4)	NM	(68.8)	56.1	NM
Income before income taxes	1,663.6	1,763.8	(6)%	3,401.8	3,547.8	(4)%
Income taxes	347.7	396.9	(12)%	711.0	883.3	(20)%

Net income	$1,315.9	$1,366.9	(4)%	$2,690.8	$2,664.5	1%

Earnings per share – basic and diluted	$1.18	$1.24	(5)%	$2.42	$2.41	0%

Dividends paid per share	$.49	$.49	0%	$.98	$.98	0%
Weighted-average shares outstanding (thousands) – basic	1,113,933	1,103,782		1,112,960	1,103,817
Weighted-average shares outstanding (thousands) – diluted	1,113,957	1,103,807		1,112,983	1,103,843

(a)	The second quarter 2011 has been adjusted to eliminate a restructuring charge of $132.3 million (pretax), or $0.11 (after-tax). The year-to-date 2011 financial statements have been adjusted to eliminate total restructuring charges of $208.6 million (pretax), or $0.17 (after-tax). These charges are related to severance costs from previously announced strategic actions that the company is taking to reduce its cost structure and global workforce. In addition, the first quarter 2011 financial statements have been adjusted to eliminate a charge of $388.0 million (pretax), or $0.23 per share (after-tax), for acquired in-process research and development associated with the collaboration with Boehringer Ingelheim.
(b)	The second quarter 2010 has been adjusted to eliminate a restructuring charge of $27.3 million (pretax), or $0.02 (after-tax). The year-to-date 2010 financial statements have been adjusted to eliminate total restructuring charges of $53.5 million (pretax), or $0.03 (after-tax). These charges are primarily related to severance costs from previously announced strategic actions that the company is taking to reduce its cost structure and global workforce. In addition, the first quarter 2010 financial statements have been adjusted to eliminate a charge of $50.0 million (pretax), or $0.03 per share (after-tax), for acquired in-process research and development associated with the in-licensing agreement with Acrux Ltd.